CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of Neah Power Systems, Inc. and Subsidiary ("the Company") of our report dated January 13, 2010, on our audits of the consolidated balance sheets of the Company as of September 30, 2009 and 2008, and the related consolidated statements of operations, stockholders' equity (deficit), and cash flows for the years then ended.

Our report contains an explanatory paragraph that states that the Company had an accumulated deficit of approximately $48,274,000 and negative working capital of approximately $4,240,000 at September 30, 2009.  Additionally, the Company had negative cash flows from operating activities of approximately $1,019,000 for the year ended September 30, 2009, and has experienced recurring losses from operations.  These conditions raise substantial doubt about the Company's ability to continue as a going concern.  The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/S/ PETERSON SULLIVAN LLP

Seattle, Washington
July 8, 2010